Exhibit 10.2

SECOND AMENDMENT TO
EMPLOYMENT AGREEMENT
July 25, 2024

Stephen Hen I Liang
c/o Vertiv Holdings Co.

Dear Stephen:

This letter agreement (this “Letter Agreement”) is intended to set forth changes in your role with Vertiv Holdings Co. (together with its subsidiaries, “Vertiv”). You are currently Chief Technology Officer and Executive Vice President of Products and Solutions. Further, you are party to an Employment Agreement with Vertiv Corporation dated January 1, 2022, as amended by the First Amendment dated August 5, 2022 (as amended, the “Employment Agreement”). This Letter Agreement will constitute an amendment to the Employment Agreement as applicable.

Effective January 1, 2025, you will continue to serve as the “Chief Technology Officer”, although you will be relieved of your obligations to oversee the Business Units or participating in non-critical administrative matters; provided further that you shall have flexibility with respect to satisfying your job responsibilities, which should only require approximately 50% of a standard work year. Your compensation package for fiscal year 2025 will equal (i) US $337,500 (50% of your current salary of US $675,000), and (ii) a Vertiv Incentive Plan (VIP) opportunity percentage of 80% (or target dollars of US $270,000).

The terms of any employment starting in 2026 remain subject to discussion, and although Vertiv would be open to you serving as a brand ambassador for the company given the depth and breadth of your history with Vertiv and its customers, this would not require you to be a Vertiv employee.

By accepting this role change for 2025, you acknowledge that nothing herein, and no actions taken by Vertiv on or after January 1, 2026 with respect to your role or compensation, shall constitute “Good Reason” under Vertiv’s Executive Employment Policy (the “Policy”) or any similar provision under any other agreement between you and Vertiv.

With respect to your Special Performance Award Agreement dated November 18, 2022 (the “Award Agreement”), if you separate from service at Vertiv in 2026 (including a retirement but excluding any involuntary termination by Vertiv for Cause, as defined in the Policy), you will remain eligible to receive payment and settlement of the RSUs (as defined in the Award Agreement) that represent any earned portions of the target awards for 2023 and 2024 (but excluding 2025) on the originally scheduled vesting date of January 1, 2027, with any settlement of such RSUs made no later than March 15, 2027 or as otherwise required to comply with Section 409A of the Code. Any such vesting under the Award Agreement will be otherwise subject to the terms of the Award Agreement and your executing and not revoking a general release of claims against Vertiv and its affiliates in a mutually acceptable form. By accepting this Letter Agreement, you understand that you will not be eligible for the 2025 portion of the Award Agreement in any event.

Except as provided in this Letter Agreement, nothing changes the ability of each party to terminate your employment pursuant to the Employment Agreement and the Policy. Please indicate your acceptance by signing this Letter Agreement in the space provided below and returning it to our office; retain a copy for your records.

Sincerely,

/s/ Giordano Albertazzi_
Giordano Albertazzi
Chief Executive Officer

I accept the terms of this Letter Agreement and changes to my Employment Agreement and the terms of my employment (and waive any notice requirement relative to retirement).

/s/ Stephen Hen I Liang_ July 25, 2024__
Stephen Hen I Liang                         Date
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